Exhibit 99.1

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Acquires Sugarmate, a Popular Mobile App for People with Diabetes

San Diego, CA – June 24, 2020 – Tandem Diabetes Care, Inc. (NASDAQ: TNDM), a leading insulin delivery and diabetes technology company, today announced its acquisition of Sugarmate, a popular mobile app for people with diabetes who use insulin. Sugarmate will become a wholly owned subsidiary of Tandem Diabetes Care, and will continue to be led by its founder, Josh Juster who has joined the Company as Vice President, Sugarmate. Financial terms of the acquisition were not disclosed.

The Sugarmate™ app (www.sugarmate.io) is designed to help people with diabetes visualize diabetes therapy data in innovative ways. It allows users to log glucose data and health and nutrition information, and can provide notifications and alerts to users, their family, and their caregivers.

“Our acquisition of Sugarmate represents an exciting addition to our digital offerings, and supports Tandem’s strategic vision to expand our ecosystem of diabetes-related products and services,” said John Sheridan, Tandem Diabetes Care president and chief executive officer. “We look forward to further advancing our mobile health offerings and continuing to develop and introduce new app features that benefit the broader community of people with diabetes, including the nearly 30,000 current Sugarmate users on pumps and multiple daily injections.”

“Sugarmate was founded as a way to help others in the diabetes community get the most out of their data and is the result of a passion for diabetes technology and consumer software development,” said Josh Juster, founder of Sugarmate. “Joining Tandem, a company that shares these passions, is a natural next step for Sugarmate, and will help us continue to build new features and functions for our current and future users.”

Information for Current Sugarmate App Users
Sugarmate will continue to serve its current customers and operate as a standalone entity in the near term. Sugarmate app users, and anyone wanting to use the app, will continue to go through the Sugarmate app and website for information and support. Tandem is committed to continuing to support the Sugarmate app user community with innovative data tools, regardless of their choice of therapy.

Information for Current Tandem Customers
The Sugarmate app is not intended to replace the t:connect® mobile app, which is expected to launch for t:slim X2™ pump users this summer. The t:connect mobile app is being developed as a discreet secondary display for t:slim X2 pump users to view pump data on their mobile device and wirelessly upload therapy data to the cloud-based t:connect web application.

About Tandem Diabetes Care, Inc.
Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company dedicated to improving the lives of people with diabetes through relentless innovation and revolutionary customer experience. The Company takes an innovative, user-centric approach to the design, development and commercialization of products for people with diabetes who use insulin. Tandem manufactures and sells the t:slim X2 insulin pump with Control-IQ technology. The t:slim X2 pump is capable of remote feature updates using a personal computer. Tandem is based in San Diego, California.

Exhibit 99.1
The t:connect mobile app is intended to be a secondary display for compatible Tandem Diabetes Care insulin pumps and is capable of wirelessly uploading pump data it receives into the t:connect web application. The t:connect mobile app is not intended to control an insulin pump and is not intended to be a replacement for the information displayed on your insulin pump. Dosing decisions should not be made based on the t:connect mobile app. Dosing decisions should not be made based on this secondary display device. The user should follow instructions on the continuous glucose monitoring system, as well as the insulin pump. This secondary display device is not intended to replace self-monitoring practices as advised by a physician.

The Sugarmate app has not been evaluated by the U.S. Food and Drug Administration.

Tandem Diabetes Care and t:connect are registered trademarks, and t:slim X2, Control-IQ and Sugarmate are trademarks of Tandem Diabetes Care, Inc. All third-party marks are the property of their respective owners.

Forward Looking Statement
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements relate to, among other things, the Company’s future development of new diabetes-related products and services, the Company’s advancement of mobile health offerings, including its continued development and introduction of new app features, the expectation that Sugarmate will continue to build new features and functions for its users, the ability of the Company to successfully support Sugarmate app users, and the timing of the launch of the t:connect mobile app. These statements are subject to numerous risks and uncertainties, including the Company’s ability to innovate and manage growth, the Company’s ability to successfully integrate the Sugarmate app into the Company’s diabetes-related products and services, the Company’s ability to successfully launch the t:connect mobile app, and uncertainties regarding market conditions impacting the Company’s business and industry, including as a result of impacts and disruptions caused by the COVID-19 global pandemic, as well as other risks identified in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and other documents that we file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

Tandem Diabetes Care Contact Information:
Media: Steve Sabicer, 714-907-6264, ssabicer@thesabicergroup.com
Investors: Susan Morrison, 858-366-6900 x7005, IR@tandemdiabetes.com

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